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                                                             EXHIBIT 7.3

                                 REVOLVING NOTE


$6,951,736.00                                          Chicago, Illinois
                                                            July 1, 1998


         FOR VALUE RECEIVED, the undersigned ("Borrower"), promises to pay to the order of AMERICAN NATIONAL BANK AND TRUST COMPANY OF CHICAGO ("Bank"), at its principal place of business in Chicago, Illinois or such other place as Bank may from time to time designate in writing, the principal sum of Six Million, Nine Hundred Fifty-one Thousand, Seven Hundred Thirty-Six Dollars ($6,951,736.00), or such lesser principal sum as may then be owed by Borrower hereunder on or before 2001 (the "Loan Maturity"). Except as hereinafter provided, Borrower's obligations and liabilities to Bank under this Note ("Borrower's Liabilities") outstanding from time to time shall bear interest from the date hereof until paid at a daily rate equal to the daily rate equivalent (a) of two and one-half percent (2-1/2%) per annum in excess of "Libor" (hereinafter defined) in the event such Borrower's Liabilities constitute "Eurodollar Loans" (hereinafter defined) or (b) equal to the "Base Rate" (hereinafter defined) in effect from time to time on Borrower's Liabilities which constitute "Base Rate Loans" (as hereinafter defined), in each case computed on the basis of a 365 day year and charged for actual days elapsed. Interest and principal shall be payable as set forth below.

         As used in this Note, the following terms shall have the following definitions:

     Loan or Loans" shall mean portions of indebtedness created by disbursements or Loans by Bank hereunder pursuant to or as authorized under the terms of the "Loan Agreement" (as hereinafter defined).

     "Business Day" shall mean a day of the year on which dealings are carried on in the London interbank market and banks are not required or authorized to close in Chicago.

     "Interest Period or Periods" shall mean, with respect to Eurodollar Loans, ninety (90) days. All Interest Periods for Eurodollar Loans shall be subject to the following additional conditions: (i) each selection of an Interest Period shall be irrevocable for the period so selected; (ii) each Interest Period shall be selected in such a way that no Interest Period shall extend beyond the due date of the next scheduled principal payment hereunder or the Loan Maturity; and
(iii) if any Interest Period ends on a day other than a Business Day, such Interest Period shall be extended to the next succeeding day which is a Business Day.

     "Loan Agreement" shall mean that certain Loan Agreement dated July, 1 1998 by and between Borrower and Bank and all extensions and amendments thereto.

     "Libor" for any Interest Period shall mean the rate of interest per annum at which deposits in United States dollars in an amount approximately equal to the amount of the Eurodollar




                              Page 22 of 136 Pages
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Loan are offered by the principal London office of the Bank to major money center banks in the London Interbank market at 11:00 a.m. (London time) one (1) Business Day before the first day of such Interest Period for a period equal to such Interest Period.

     "Base Rate" shall mean the rate per annum announced by the Bank as its prime commercial rate or equivalent rate of interest. The Base Rate shall increase or decrease, as the case may be, an amount equal to and effective as of the date of each change in such prime commercial rate or equivalent rate of interest. The use of the term Base Rate is not intended nor does it imply that said rate of interest is a preferred rate of interest or one that its offered by the Bank to its most creditworthy customers.

     "Interest Payment Date" means (i) the last day of each March, June, September and December commencing on the first of such days to occur after each Base Rate Loan is made (which dates shall also apply for the payment of any fees due Bank hereunder) and (ii) on the last day of any Interest Period for any Eurodollar loan made.

         Borrower shall select as the applicable Rate for the payment of interest on the amount of such Loan a rate based upon Libor or the Base Rate. Bank must receive notification of such selection by Borrower not later than 11:00 a.m. (Chicago time) at least one (1) Business Day prior to the end of each Interest Period and if a rate based upon Libor is selected by Borrower, Borrower must also advise Bank at the time of such selection, of the duration of the Initial Interest Period applicable to such Loan. Any Loan for which Borrower has selected a rate based upon the Base Rate as the applicable rate shall be referred to as a "Base Rate Loan." Any Loan for which Borrower has selected a rate based upon Libor and an applicable Interest Period shall be referred to as a "Eurodollar Loan." If Borrower has not so advised Bank of its selection of an applicable rate and Interest Period as aforesaid (or if Bank shall make a Loan other than pursuant to a request of Borrower made in accordance with the terms of the Loan Agreement), Borrower shall be deemed to have selected a rate based upon the Base Rate as above provided as the applicable rate for such Loan.

         Without prior written consent of Bank, the interest rates and Interest Periods must be selected so that at no time there shall be more than ten (10) different "Interest Selections" (as such term is hereinafter defined) in effect at the same time with respect to the principal balance outstanding hereunder. For the purposes of this Paragraph, an "Interest Selection" shall mean each single applicable interest rate and the corresponding Interest Period (unless the rate is the Base Rate in which case no Interest Period is selected) in effect from time to time pursuant to the provisions of this Note.

         If, on or before a date one (1) Business Day before the end of the then current Interest Period for any Eurodollar Loan, Lender does not receive a notice of election of a rate based upon Libor and the Interest Period as to such Eurodollar Loan, Borrower shall be deemed to



                              Page 23 of 136 Pages
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have elected to convert such Loan to a Base Rate Loan at the expiration of the then current Interest Period.

         If, after the date of this Note, the introduction of, or any change in, any applicable law, rule or regulation or in the interpretation or administration thereof by any central bank or other governmental authority charged with the interpretation or administration thereof, or compliance by Bank with any request or directive (whether or not having the force of law) of any such authority shall make it unlawful, impossible, or impracticable for Bank, to make, maintain or fund loans using Libor, Bank shall forthwith give notice thereof to Borrower. As of the date of receipt of such notice, Borrower shall no longer have the option to select a rate based upon Libor, as the applicable interest rate for any Loan, and the applicable rate for all existing Eurodollar Loans (to the extent it is unlawful or impossible to maintain such existing Eurodollar Loans at Libor), shall be the rate based upon the Base Rate as above provided (even though the current Interest Period has not expired).

         Notwithstanding anything contained in this Note to the contrary, Borrower may prepay and reborrow amounts under this Note in such amounts as the Borrower may request, but not exceeding the following aggregate amounts on or after each date set forth below:

                                          Maximum Outstanding Principal Balance
                                          -------------------------------------
         Quarter 1                                            $6,951,736
         Quarter 2                                            $6,951,736
         Quarter 3                                            $6,951,736
         Quarter 4                                            $6,951,736
         Quarter 5                                            $6,951,736
         Quarter 6                                            $6,951,736
         Quarter 7                                            $6,951,736
         Quarter 8                                            $6,951,736
         Quarter 9                                            $6,951,736
         Quarter 10                                           $6,951,736
         Quarter 11                                           $5,000,000
         Quarter 12                                           $        0

         Borrower shall make a mandatory prepayment of all outstanding principal in excess of the maximum outstanding principal balance provide for above. All unpaid principal is due and payable on the Loan Maturity.

         Interest on the principal amount of Loans outstanding from time to time hereunder shall be payable on each Interest Payment Date and at Loan Maturity. As to the portion of the Loan which constitutes a Base Rate Loan, interest shall accrue at the rate herein provided based upon the fluctuating Base Rate in effect from time to time.





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         The principal portion of Base Rate Loans may be prepaid in whole or in part at any time prior to the Loan Maturity without notice, premium or penalty. The principal portion of Eurodollar Loans may not be prepaid, unless the Borrower agrees in a prior writing to pay or reimburse Bank for all fees, costs, penalties or expense incurred in connection with such prepayment.

         Borrower warrants and represents to the Bank that Borrower shall use the proceeds represented by this Note solely for proper business purposes and consistent with all the terms of the Loan Agreement.

         Any deposits or other sums at any time credited by or payable or due from Bank to Borrower, and/or any monies, cash, cash equivalents, securities, instruments, certificates of deposit documents or other assets of Borrower in the possession or control of Bank or its bailee for any purpose may at any time be reduced to cash and applied by Bank to or setoff by Bank against Borrower's Liabilities then due and payable hereunder.

         This Note evidences indebtedness incurred under, and payment hereof may be accelerated as provided in the Loan Agreement (as the same may from time to the time be amended, modified or supplemented), to which Loan Agreement reference is hereby made for a statement of terms and provisions applicable to this Note. The occurrence of an Event of Default as described in the Loan Agreement, including, without limitation, the failure to make any payment provided for herein and the failure to cure such default prior to any and all applicable grace or cure periods provided for herein or in the Loan Agreement, shall constitute a default by Borrower ("Event of Default") under this Note.

         Upon an Event of Default, without notice by Bank to or demand by Bank of Borrower, all of Borrower's Liabilities shall be due and payable forthwith. The acceptance by Bank of any partial payment made hereunder after the time when any of Borrower's Liabilities becomes due and payable will not establish a custom, or waive any rights of Bank to endorse prompt payment hereof. Borrower and every endorser hereof waive presentment, demand and protest and notice of presentment, protest, default, non-payment, maturity, release, compromise, settlement, extension or renewal of this Note.

         Borrower agrees to pay, upon Bank's demand therefor, any and all reasonable out-of-pocket costs, fees and expenses (including reasonable attorneys fees, costs and expenses) incurred in enforcing any of Bank's rights hereunder and, to the extent not paid, the same shall become part of Borrower's Liabilities hereunder.

         If any provision of this Note or the application thereof to any party or circumstance is held invalid or unenforceable, the remainder of this Note and the application of such provision to other parties or circumstances will not be affected thereby and provisions of this Note shall be severable in any such instance.





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         This Note is submitted by Borrower to Bank at Bank's principal place of business and shall be deemed to have been made thereat. This Note shall be governed and controlled by the internal laws of the State of Illinois as to interpretation, enforcement, validity, construction, effect and in all other respects without reference to principles of choice of law.

         To induce Bank to accept this Note, Borrower, irrevocably, agrees that, subject to Bank's sole and absolute election, all actions and proceedings in any way, manner or respect, arising out of or from or related to this Note, shall be litigated in courts having a situs within the City of Chicago, State of Illinois. Borrower hereby consents and submits to the jurisdiction of any local, state or federal court located within said city and state.


                                 --------------------------
                                 Peter W. Nauert






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